Exhibit 99.1

Benihana Inc. Formally Announces Benihana Teppanyaki Renewal Program

MIAMI--(BUSINESS WIRE)--August 20, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today formally announced its Benihana Teppanyaki Renewal Program at its 2009 Annual Meeting of Stockholders. The 2009 Annual Meeting of Stockholders was held at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178 at 10:00 a.m. ET this morning.

Benihana Teppanyaki Renewal Program

The Benihana Teppanyaki Renewal Program was presented by the Company’s Chief Executive Officer, Richard C. Stockinger, and outlines several steps the Company is taking to improve guest perceptions of the Benihana Teppanyaki dining experience as they relate to image, value, quality, consistency, and lack of Japan. Mr. Stockinger also discussed how the Company intends to elevate the quality of food and beverages, raise the level of service standards, and revitalize the concept’s marketing and public relations activities. These combined efforts, which are in various stages of implementation, are focused on increasing guest frequency, creating greater mindshare, and ultimately bolstering restaurant sales at the Company’s flagship brand.

Menu & Dining Experience Enhancements Include the Following:

  Raised tenderloins specifications to USDA Choice, improved chicken product, and enhanced cooking methods for both proteins to enhance flavor.
  Revamped specification and preparation process for cold water lobster tails and scallops.
  Upgraded shrimp product for dinner entrees to Mexican #1 white U12, which will be prepared with the shell on the teppanyaki grill.
  Produce is now being cut on premises to ensure maximum freshness. Salads have been augmented with the use of romaine and iceberg lettuce, and grape tomatoes.
  Reintroduced Häagen-Dazs® as the premium ice cream brand for dessert and added a premium Bindi® sorbet. All specialty entrees include ice cream or sorbet.
  Revitalized beverage program will feature new Sake cocktails, enhancements to the existing hot Sake menu with items that are currently only found in Japan, new specialty cocktails.
  Upgraded wine program with new wines, new glasses and temperature controlled wine storage.

These enhancements will be in place for the October 1st new menu launch. The new menu is part of the Company’s efforts to improve the food quality and variety without any entrée price increases. The menu contains 7 new items, including the 12 oz. Imperial Steak, the Emperor’s Salad with choice of shrimp, steak or chicken, the Spicy Tofu Steak, the Colossal Mango Shrimp, the Garden Delight, steamed vegetables prepared using a specialty steamer on the teppanyaki grill, the Spicy Seafood Soup, and the Yummi-Taki, a specialty dessert.

Other enhancements to the dining experience include table top presentation, steps of service, red linen napkins, and standardized dress attire for all Benihana Teppanyaki chefs and restaurant staff. The Company has also begun work at select restaurants on maximizing visibility with signage, including lighting the blue roofs where appropriate, and identifying opportunities for additional seating, particularly at South Florida waterfront locations.

Celebrating Benihana Teppanyaki’s Heritage & Showcasing the Best of Contemporary Japan

While Rocky Aoki founded Benihana Teppanyaki in 1964 in New York City, the vision behind the concept was that of his father, Yunosuke Aoki, who opened a small coffee shop in Tokyo right after World War II. The vision was to promote Japanese culture in the United States through restaurants. The Aokis turned to Master Chef Shinji Fujisaki, who was Chairman of the All Japan Culinary Artist Society to create the original menu, and many of those recipes are still in use today.

As part of the Benihana Teppanyaki Renewal Program, the Company is making changes to the dining experience so that it will not only continue to honor one of the world’s oldest cultures, but also solidify the concept’s reputation as being a celebration of Japanese heritage.

The Company is also forging new relationships with some of the leading authorities in Japanese cuisine and design today. Specifically, Chef Hiroyki Sakai, a protégé of Master Chef Fujisaki, has been named the Company’s Executive Culinary Advisor, and will be assisting the Company’s efforts to enhance menu recipes and cooking methods, while sharing the latest Japanese culinary trends. Ms. Eriko Horiki, a world renowned Japanese designer, is currently working on several Japanese elements for the restaurants along with a new and exciting menu design, which will be launched later this year.

Marketing Activities

As part of the Benihana Teppanyaki Renewal Program, the Company has launched several initiatives which are designed to create greater awareness for the concept and strengthen guest connectivity:

  Launched The Chef’s Table email program, which is being utilized for promotions and building brand loyalty. The database is reaching 400,000 addresses, up from 70,000 five months ago. Each participant receives a free dinner for his or her birthday, a celebration that has been a long tradition at Benihana Teppanyaki, and is able to participate in other promotions, as well.
  Inaugurated the Children’s Club program, which addresses this very important guest constituency, as children are often the prime drivers in bringing families to Benihana. On their birthday, children receive a traditional Japanese mug.
  Signed Wieden + Kennedy to lead its advertising efforts, and Coyne PR to lead its consumer public relations efforts.

About Benihana

Benihana Inc. (Nasdaq: BNHNA) (Nasdaq: BNHN) operates 99 restaurants nationwide, including 65 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana teppanyaki restaurant. In addition, 22 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
Investor Relations:
ICR
Raphael Gross or Tom Ryan, 203-682-8200
or
Media:
Coyne PR
Deborah Sierchio, 973-316-1665